Exhibit 4.4

Name:		[—	]
Number of Shares of Stock Subject to Option:		[—	]
Price Per Share:	$	[—	]
Grant Date:		[—	]
Vesting Start Date:		[—	]

[OFFICER] STOCK OPTION AWARD

granted under Appendix B to the

OXFORD IMMUNOTEC GLOBAL PLC

2013 SHARE INCENTIVE PLAN

This agreement (this “Agreement”) evidences a stock option granted by Oxford Immunotec Global PLC (the “Company”) to the undersigned (the “Optionee”) pursuant to the Company’s 2013 Share Incentive Plan and Appendix B thereto (together, as amended from time to time, the “Plan”).

1. Grant of Option. On the grant date set forth above (the “Grant Date”) the Company granted to the Optionee an option (the “Option”) to purchase, on the terms provided herein and in the Plan, up to the number of shares of Stock set forth above (the “Shares”) at the exercise price per Share set forth above, in each case subject to adjustment pursuant to Rule 12 of the Plan in respect of transactions occurring after the date hereof.

The Option evidenced by this Agreement is intended to be [an incentive stock option]/[a nonstatutory option, that is, an option that does not qualify as an incentive stock option] under Section 422 of the Code. The Optionee is an employee of the Company and/or of one or more subsidiaries of the Company with respect to which the Company has a “controlling interest” as described in Treas. Regs. §1.409A-1(b)(5)(iii)(E)(1).

2. Meaning of Certain Terms. Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan.

3. Vesting. Unless earlier terminated, forfeited, relinquished or expired, the Option shall vest as follows:

(a). Time-Based Vesting. Subject to Section 3(b) below and to the Optionee’s continued employment through each vesting date, the Option shall vest and become exercisable in 48 equal monthly installments beginning on Vesting Start Date, with the Option vesting as to 1/48th of the shares subject to the Option on the first monthly anniversary of the Vesting Start Date, and thereafter as to 1/48th of the shares subject to the Option on each subsequent monthly anniversary of the Vesting Start Date, with the number of Shares that vest on any such date being rounded down to the nearest whole Share and the Option becoming vested as to 100% of the Shares on the fourth anniversary of the Vesting Start Date; provided, however, that (i) no portion of the Option will become exercisable until the Optionee has completed 24 months of continuous employment with the Group following the Optionee’s first day of employment with the Group, and (ii) except as otherwise required by law, in the event the Optionee is on an approved leave of absence from active employment for any reason, vesting will be suspended with respect to the Option during the period of the Optionee’s leave of absence that extends beyond the first eight consecutive weeks of such leave (it being understood that upon the Optionee’s return to active employment or service following such leave, vesting hereunder shall resume as of the first day of such return to active service).

(b). Effect of a Change in Control. Upon the occurrence of a Change in Control (as defined below), subject to the Optionee’s continued employment through the date of the Change in Control, to the extent the Optionee has then not completed 24 months of continuous employment with the Group, the exercisability condition contained in clause (i) of the proviso in Section 3(a) shall be waived and the portion of the Option that has vested based on time as of immediately prior to the Change in Control shall become exercisable upon the Change in Control[, and the Option shall vest and become exercisable as to an additional number of shares equal to that number of shares that would have vested under Section 3(a) of this Agreement over the next 12 months following the Change in Control].

(c). Definition of Change in Control. For purposes of this Agreement, “Change in Control” means the first to occur of any of the following events:

(i). an event in which any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than (A) the Company, (B) any subsidiary of the Company, (C) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (D) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities, unless the transaction or transactions which resulted in the person becoming such a beneficial owner were approved by a majority of the directors on the Board;

(ii). the consummation of a merger or consolidation of the Company with any other company, other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” “beneficially owns” (with the determination of such “beneficial ownership” on the same basis as set forth in clause (i) of this definition) securities of the Company or the surviving entity of such merger or consolidation representing 40% or more of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation; or (C) a merger or consolidation after which individuals who were directors on the Board immediately prior to such merger or consolidation constitute at least a majority of the board of directors of the Company or its successor (or any parent thereof) immediately after such merger or consolidation;

(iii). if, during any period of two consecutive years (not including any period prior to the date the Plan was initially adopted), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(iv). the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

4. Exercise of Option. No portion of the Option may be exercised until it vests and becomes exercisable in accordance with the terms of this Agreement. Each election to exercise must be made in accordance with the terms and conditions set forth in the Plan and comply with such rules as the Administrator prescribes from time to time and must be accompanied by payment in full in the form of cash or a check acceptable to the Administrator, to the extent permitted by the Administrator, through a broker-assisted cashless exercise program acceptable to the Administrator, or by such other form of payment, if any, as may be acceptable to the Administrator. Unless terminated earlier in accordance with the terms and provisions of the Plan and this Agreement, the latest date on which the Option or any portion thereof may be exercised is the date that is the tenth anniversary of the Grant Date (the “Final Exercise Date”)[; provided, however, if at such time the Optionee is prohibited by applicable law or written Company policy applicable to the Optionee and similarly situated employees from engaging in any open-market sales of Stock, the Final Exercise Date will be automatically extended to thirty (30) days following the date the Optionee is no longer prohibited from engaging in such open-market sales]. Any portion of the Option that remains outstanding and has not been exercised by the Final Exercise Date will thereupon immediately terminate. Upon any earlier termination of employment, the provisions of Rule 8.4.1 – 8.4.4 of the Plan shall apply.

5. Forfeiture; Recovery of Compensation. By accepting the Option, the Optionee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of the Option, under the Option, to any Stock acquired under the Option or to proceeds from the disposition thereof, are subject to Rule 6.6 of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 9 of this Agreement.

6. Nontransferability. Neither the Option nor any rights with respect to this Agreement may be sold, assigned, transferred (other than by will or the applicable laws of descent and distribution).

7. Taxes.

(a). Withholding. The Optionee expressly acknowledges and agrees that the Optionee’s rights hereunder, including the right to be issued shares upon exercise, are subject to the Optionee promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. No shares will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes. The Optionee authorizes the Company and its subsidiaries to withhold such amount from any amounts otherwise owed to the Optionee, but nothing in this sentence shall be construed as relieving the Optionee of any liability for satisfying his or her obligation under the preceding provisions of this Section.

(b). [Disqualifying Disposition. If the Optionee disposes of the Shares acquired upon exercise of this Option within two years from the Grant Date or one year after such Shares were acquired pursuant to the exercise of this Option, within 15 days of such disposition, the Optionee shall notify the Company in writing of such disposition.]

(c). [Annual Limit for Incentive Stock Options. To the extent that the aggregate fair market value (determined at the time of grant) of the shares of Stock with respect to which this Option and all other incentive stock options the Optionee holds are exercisable for the first time during any calendar year (under all plans of the Company and its related corporations) exceeds $100,000, the options held by such Optionee or portions thereof that exceed such limit (according to the order in which they were granted in accordance with the regulations under Section 422 of the Code) shall be treated as an NSO.]

(d). [Limitation on Liability. The Optionee acknowledges and agrees that the Company or the Administrator may take any action permitted under the Plan without regard to the effect such action may have on the status of this Option as an incentive stock option under Section 422 of the Code and that such actions may cause the Option to fail to be treated as an incentive stock option under Section 422 of the Code. The Optionee further acknowledges and agrees that neither the Company, nor any other member of the Group, nor the Administrator, nor any person acting on behalf of the Company, any other member of the Group, or the Administrator, will be liable to the Optionee or to the estate or beneficiary of the Optionee or to any other person by reason of the failure the Option to satisfy the requirements of Section 422 of the Code.]

8. Effect on Employment. Neither the grant of the Option, nor the issuance of Shares upon exercise of the Option, will give the Optionee any right to be retained in the employ or service of the Company or any of its affiliates, affect the right of the Company or any of its affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her employment or service at any time.

9. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Grant Date has been furnished to the Optionee. By exercising all or any part of the Option, the Optionee agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.

10. Acknowledgements. The Optionee acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, (ii) this agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, shall constitute an original signature for all purposes hereunder and (iii) such signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Optionee.

This Agreement has been executed and delivered as a deed on [            ].

SIGNED as a Deed

By [insert name of Optionee]

in the presence of:

Witness signature:

Name:

Address:

Occupation:

SIGNED as a Deed By OXFORD IMMUNOTEC GLOBAL PLC acting by the under-mentioned person(s) acting on the authority of the Company in accordance with the laws of the territory of its incorporation

Authorised signatory

Authorised signatory